Exhibit 10.4

AGREEMENT

AGREEMENT dated September 18, 2013, between Richard Walker (“Walker”) and IHS Inc., a Delaware corporation (the “Company”).

WHEREAS, Walker and the Company are parties to an employment Letter Agreement dated October 31, 2007, as amended (“the Employment Agreement”).

WHEREAS, Walker has notified the Company pursuant to Section 1 of the Employment Agreement that he does not wish to extend the term of the Employment Agreement by an additional year following the expiration of the current term on October 31, 2013 and the parties agree that Walker’s last date of employment with the Company and its affiliates shall be February 1, 2014 (such date, or such earlier date of termination of employment, as Walker and the Company may mutually agree, the “Effective Termination Date”).

WHEREAS, the parties wish to enter into this Agreement in connection with Walker’s notice to the Company to ensure an orderly transition for the business.

NOW, THEREFORE, the parties agree as follows:

1.    From the date hereof through the Effective Termination Date, Walker shall continue in his current position as Executive Vice President, Global Finance, and, except as otherwise provided in this Agreement or modified for other executives of the Company, at compensation and benefit plans currently in effect. The parties agree that it is anticipated that Walker will, from the date hereof through the Effective Termination Date, provide services at a level that is 50% or more of the average level of service performed by Walker during the immediately preceding 36-month period. As of the Effective Termination Date, Walker shall have resigned and cease to be an employee, officer or director of the Company or any affiliate of the Company. As used in this Agreement, the term “affiliate” shall mean any company that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under control with the Company.

2.    Within ten days following the Effective Termination Date, subject to fulfillment of the conditions in paragraph 6 below, the Company shall pay Walker the sum of One Hundred and Fifty Thousand Dollars ($150,000), less any withholding or other deductions required to be made from such sum as provided in paragraph 14 below.

3.    Walker will be credited with two additional years for purpose of each of the age and service requirements of any non-qualified retirement related employee benefits plans, programs and arrangements maintained by the Company and/or its affiliates in which Walker participates at the Effective Termination Date.

4.    Walker and his eligible dependents will be eligible to continue to participate in the Company’s medical, dental and vision plans on the same terms as his participation that exists immediately prior the Effective Termination Date (or, if he is ineligible to continue to participate under the terms thereof, in substitute arrangements providing substantially comparable benefits) for a period of 18 months following the Effective Termination Date.

5.    Walker has received grants of restricted stock units (“RSUs”), where each RSU represents one share of Class A common stock of IHS Inc. (“Shares”). Pursuant to an award with a grant date of February 1, 2011 and an award with a grant date of August 15, 2011, RSUs will vest based upon the Company’s satisfaction of the performance objectives as of November 30, 2013 as provided in the applicable award documents pursuant to which such grants dated February 1, 2011 and August 15, 2011 were made. Walker shall vest in the number of RSUs pursuant to the February 1, 2011 grant and the August 15, 2011 grant as determined by the HR Committee’s certification of satisfaction of the applicable performance objectives for the Company. Walker’s vesting with respect to the February 1, 2011 grant and the August 15, 2011 grant shall be on the same date and the same basis as vesting for IHS executives generally with respect to such grants. Walker shall vest in any time-based RSUs with a vesting date on or before February 1, 2014 on the Effective Termination Date or the date the RSUs would vest under the applicable award agreement, whichever is earlier. In addition, in recognition of Walker’s contribution to the Company, Walker will vest in 27,900 unvested RSUs on the tenth day following the Effective Termination Date, and Walker shall be issued the shares underlying such RSUs on the tenth day following the Effective Termination Date, subject to fulfillment of the conditions in paragraph 6 below. The Company shall withhold from the Shares that otherwise would be released to Walker when the RSUs vest as provided herein the number of Shares required to satisfy any withholding taxes that may be due as a result of the vesting of such RSUs.

6.    Walker’s receipt of the payment and other benefits under paragraphs 2, 3, 4 and vesting of the 27,900 RSUs referred to in paragraph 5 above are contingent upon his execution and delivery to the Company on the Effective Termination Date of a release in the form attached hereto as Exhibit A (“Release”) and expiration of the revocation period described in such Release. In the event Walker fails to execute and deliver the Release on the Effective Termination Date or revokes the Release within the seven day revocation period described in the Release, Walker acknowledges that he will not be entitled to the consideration provided in paragraphs 2, 3, 4 and the vesting of the 27,900 RSUs referenced in paragraph 5 above and that 27,900 RSUs that would otherwise vest as provided herein shall be forfeited. Notwithstanding the foregoing, in the event of Walker’s death, the Release shall not be required as a condition of payment or provision of benefits under this Agreement.

7.    Walker acknowledges that the obligations contained in Section 10(a) (Confidentiality) of the Employment Agreement survive the termination of Walker’s employment with the Company without limit and that the obligations contained in Section 10(b) (Non-Competition) and 10(c) (Non-Solicitation of Employees) of the Employment Agreement survive the termination of Walker’s employment with the Company for a period of 12 months after the Effective Termination Date. The Company acknowledges that the obligations contained in Section 11 (Indemnification) of the Employment Agreement survive the termination of Walker’s employment with the Company without limit and that Walker is also entitled to indemnification and advancement of expenses as set forth in the Company’s Certificate of Incorporation and Bylaws in effect as of the date hereof.

8.    This Agreement and the Release constitute the complete understanding between Walker and the Company in respect of the subject matter of this Agreement and supersede all prior agreements relating to the same subject matter. Without limiting the generality of the foregoing, Walker and the Company agree that the Employment Agreement is terminated effective as of the date hereof, and neither party shall have any rights or obligations under the Employment Agreement from and after the date hereof; provided, however, that Section 10 and Section 11 of the Employment Agreement shall survive the termination of the Employment Agreement, as indicated above. Without limiting the generality of the foregoing, Walker and Company acknowledge that the payment, vesting of RSUs and benefits provided in paragraphs 2, 3, 4 and 5 of this Agreement are in lieu of any payments, benefits or other rights of Walker in connection with termination of employment pursuant to the Employment Agreement or otherwise, including, without limitation, any payment for fiscal year 2013 or fiscal year 2014 under the Company’s annual incentive plan and any cash severance payment (other than as provided in paragraph 2 of this Agreement). In the event of any inconsistency between the terms of this Agreement and the terms of the Employment Agreement, the terms of this Agreement shall prevail. Walker has not relied upon any representations, promises or agreements of any kind except those set forth herein in signing this Agreement.

9.    Each amount to be paid or benefit to be provided pursuant to this Agreement shall be construed to be a separately identified payment for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).  Notwithstanding anything to the contrary, if, at the time of Walker’s termination of employment, he is a “specified employee” (as defined in Section 416(i) of the Code and the regulations and other published guidance under Section 409A of the Code) and the Company’s stock is publicly traded on an established securities market or otherwise, any portion of the payments or benefits under this Agreement that would otherwise be subject to taxation pursuant to Section 409A of the Code shall be payable not earlier than the earlier of (i) six months after the date of Walker’s termination for any reason other than death, or (ii) the date of Walker’s death. As soon as practicable following the earlier of (i) or (ii), and in any event within ten business days of such date, Walker shall receive the entire amount that would have been paid earlier but for such six month delay. Notwithstanding any provision of this Agreement to the contrary, to the extent necessary to avoid the imposition of any taxes under Section 409A of the Code, no payment or distribution under this Agreement that becomes payable by reason of Walker’s termination of employment with the Company will be made to Walker unless Walker’s termination of employment constitutes a “separation from service” (as such term is defined in the Treasury Regulations issued under Section 409A of the Code). The parties intend that no payments or benefits to Walker under this Agreement or any other compensation plan or arrangement shall be subject to the tax imposed under Section 409A of the Code, and this Agreement is to be interpreted according to such intention.  No payment to be made under this Agreement shall be made at a time earlier than that provided for in this Agreement unless such payment is (i) an acceleration of payment permitted to be made under Treasury Regulation Section 1.409A-3(j)(4) or (ii) a payment that would otherwise not be subject to additional taxes and interest under Section 409A of the Code.  With regard to any provision herein that provides for reimbursement of expenses, except as permitted by Section 409A of the Code, (i) the right to reimbursement shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement provided during any taxable year shall not affect the expenses eligible for reimbursement in any other taxable year, and (iii) such payments shall be made in accordance with the Company’s applicable policies, but in no event later than on or before the last day of Walker’s taxable year following the taxable year in which the expense occurred (for the avoidance of doubt, this does not permit the Company to delay payment beyond what would be required under Company’s applicable policies).  The parties further agree to act reasonably and to cooperate to amend or modify this Agreement or any other such compensation arrangement to the extent reasonably necessary to avoid the imposition of tax under Section 409A of the Code.  Pursuant to Treasury Regulations Section 1.409A-1(h)(4), there shall be no “separation from service” upon the date hereof.

10.    In the event that any provision of this Agreement should be held to be invalid or unenforceable, each and all of the other provisions of this Agreement will remain in full force and effect. If any provision of this Agreement is found to be invalid or unenforceable, such provision will be modified as necessary to permit this Agreement to be upheld and enforced to the maximum extent permitted by law.

11.    This Agreement is to be governed and enforced under the laws of the State of Colorado (except to the extent that Colorado conflicts of law rules would call for the application of the law of another jurisdiction).

12.    This Agreement inures to the benefit of the Company and Walker, and their respective successors and assigns.

13.    Walker has carefully read this Agreement, fully understands each of its terms and conditions, and intends to abide by this Agreement in every respect. As such, Walker knowingly and voluntarily signs this Agreement.

14.    All payments to be made hereunder by the Company shall be subject to any applicable payroll, income, withholding and other taxes or other applicable deductions required by law or regulation.

IN WITNESS WHEREOF, Walker and the Company have executed this Agreement as of the day and year first above written.

/s/ Richard Walker
Richard Walker

IHS INC.

/s/ Jeffrey Sisson
By:	Jeffrey Sisson
Title:	Senior Vice President & Chief Human Resources Officer

EXHIBIT A

FULL AND COMPLETE RELEASE

1.    Walker Release.

(a)    I, Richard Walker, in consideration for the acceleration of vesting of RSUs, cash payment and other benefits described in the agreement between IHS Inc. (the “Company”) and me dated September 18, 2013 (the “Agreement”), for myself and my heirs, executors, administrators and assigns, do hereby knowingly and voluntarily release and forever discharge the Company and its respective predecessors, successors and affiliates and their respective current and former directors, officers and employees from any and all claims, actions and causes of action, including, but not limited to, those relating to or arising from my employment or separation of employment with the Company, including, but not limited to, under those federal, state and local laws and those applicable laws of any other jurisdiction prohibiting employment discrimination based on age, sex, race, color, national origin, religion, disability, veteran or marital status, sexual orientation or any other protected trait or characteristic, or retaliation for engaging in any protected activity, including without limitation, the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621 et seq., as amended by the Older Workers Benefit Protection Act, P.L. 101-433, the Equal Pay Act of 1963, 9 U.S.C. § 206, et seq., Title VII of The Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq., the Civil Rights Act of 1866, 42 U.S.C. § 1981, the Civil Rights Act of 1991, 42 U.S.C. § 1981a, the Americans with Disabilities Act, 42 U.S.C. § 12101, et seq., the Rehabilitation Act of 1973, 29 U.S.C. § 791 et seq., the Family and Medical Leave Act of 1993, 28 U.S.C. §§ 2601 and 2611 et seq., whether KNOWN OR UNKNOWN, fixed or contingent, which I ever had, now have, or may have, or which my heirs, executors, administrators or assigns hereafter can, will or may have from the beginning of time through the date on which I sign this Full and Complete Release (this “Release”) (collectively the “Released Claims”). PROVIDED, HOWEVER, that notwithstanding the foregoing or anything else contained in this Agreement, the Release set forth in this Section shall not extend to: (i) any vested rights under any pension, retirement, profit sharing or similar plan; or (ii) my rights to indemnification and/or defense under any Company certificate of incorporation, bylaws and/or policy or procedure, under any insurance contract, or under Section 11 of the Employment Agreement dated October 31, 2007, as amended, in connection with any acts and omissions within the course and scope of my employment with the Company.

(b)    I warrant and represent that I have made no sale, assignment or other transfer, or attempted sale, assignment or other transfer, of any of the Released Claims.

(c)    I fully understand and agree that:

1.    this Release, including the IHS Release set forth below, is in exchange for acceleration of RSUs, cash payment and other benefits to which I would otherwise not be entitled;

2.    no rights or claims are released or waived that may arise after the date this Release is signed by me;

3.    I am hereby advised to consult with an attorney before signing this Release;

4.    I had 21 days from my receipt of this Release within which to consider whether or not to sign it;

5.    I have 7 days following my signature of this Release to revoke the Release; and

6.    this Release will not become effective or enforceable until the revocation period of 7 days has expired.

(d)    If I choose to revoke this Release, I must do so by notifying the Company in writing. This written notice of revocation must be mailed by U.S. first class mail or by U.S. certified mail within the 7 day revocation period and addressed as follows:

IHS Inc.
15 Inverness Way East
Englewood, CO 80112
Attention:    Jeffrey Sisson
2.    IHS Release.
For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company on behalf of itself and its respective predecessors, successors and affiliates and current and former directors and officers, does hereby knowingly and voluntarily release and forever discharge Walker and his heirs, executors, administrators and assigns from any and all claims, actions and causes of action related to or arising from his employment or separation from employment with the Company; whether KNOWN OR UNKNOWN, fixed or contingent, provided, however, no rights or claims are released or waived that may arise after the Agreement is signed by the Company or any claims for breach of the Agreement by Walker. The Company represents and warrants that it has made no sale, assignment or other transfer, or attempted sale, assignment or other transfer of any claim released hereby.
3.    Miscellaneous.
(a)    This Release is the complete understanding between the parties in respect of the subject matter of this Release and supersedes all prior agreements relating to the same subject matter. Neither party has relied upon any representations, promises or agreements of any kind except those set forth herein in signing this Release.
(b)    In the event that any provision of this Release should be held to be invalid or unenforceable, each and all of the other provisions of this Release will remain in full force and effect. If any provision of this Release is found to be invalid or unenforceable, such provisions will be modified as necessary to permit this Release to be upheld and enforced to the maximum extent permitted by law.
(c)    This Release is to be governed and enforced under the laws of the State of Colorado (except to the extent that Colorado conflicts of law rules would call for the application of the law of another jurisdiction).
(d)    This release inures to the benefit of the Company and Walker and their respective successors and assigns.
(e)    Each party has carefully read this Release, fully understands each of its terms and conditions, and intends to abide by this Release in every respect.

Richard Walker

IHS INC.
By:
Title: